Exhibit 99.1

Lexmark reports fourth quarter results
•	Strong branded unit growth in targeted segments
•	Cash generation of $143 million remained strong

LEXINGTON, Ky., Jan. 30, 2007 - Lexmark International, Inc. (NYSE: LXK) today announced financial results for the fourth quarter of 2006. Fourth-quarter revenue was $1.369 billion, about flat compared to revenue of $1.365 billion last year. Fourth-quarter earnings per share were $0.91 and include $0.06 per share for share-based compensation expenses resulting from the company’s adoption of SFAS 123R. The tax rate in the fourth quarter was 15.9 percent, primarily reflecting the retroactive extension of the U.S. Research and Experimentation tax credit. Earnings per share would have been $1.05, excluding $0.14 per share restructuring-related charges for actions announced in January 2006. Fourth-quarter 2005 earnings per share were $0.71.

“Overall, this was a good quarter for Lexmark and we believe we are on course with our strategy. We saw strong branded unit growth in the quarter in our targeted growth segments of low-end monochrome lasers, color lasers, laser all-in-ones, and inkjet all-in-ones. Our ongoing investments in product and brand development are better positioning us in these targeted segments, which are the engine for long-term growth,” said Lexmark Chairman and Chief Executive Officer Paul J. Curlander.

Fourth-quarter business segment revenue of $772 million grew 11 percent year to year, and consumer segment revenue of $597 million declined 11 percent compared to a year ago. Fourth-quarter 2006 gross profit margin was 30.8 percent, the operating expense to revenue ratio was 23.3 percent, and operating income margin was 7.5 percent. These results include restructuring-related pretax charges totaling $19 million, comprised of $3 million in cost of revenue and $16 million in operating expense. Excluding restructuring-related charges:
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Fourth-quarter 2006 gross profit margin would have been 31.1 percent, up from 28.3 percent in the same period last year. This improvement was driven primarily by a change in the mix between hardware and supplies.

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Fourth-quarter 2006 operating expense to revenue ratio would have been 22.1 percent, up from 20.0 percent in the same quarter last year. This increase was due mainly to increased research and development investment, increased marketing investment, and SFAS123R expenses.

•	Fourth-quarter 2006 operating income margin was 8.9 percent, up from 8.3 percent last year.

Fourth-quarter net cash provided by operating activities was $143 million. Capital expenditures for the quarter were $58 million. Lexmark repurchased approximately 2.1 million shares of its stock during the quarter for $141 million. The company’s remaining share repurchase authorization was about $460 million at quarter end.

Recent wins showcase strength of Lexmark’s value proposition
The U.S. Federal Aviation Administration (FAA), The Children’s Hospital at Westmead, and Health First are among customers who have recently chosen Lexmark to help them print smarter, move information faster and more effectively, and better manage their printing environment.
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The FAA chose Lexmark to provide monochrome and color laser printers and multifunction products (MFP) to the FAA’s more than 800 offices, serving more than 45,000 employees. After a rigorous multi-vendor review, Lexmark was selected based on the company’s products, federal-industry expertise, and ability to help FAA achieve cost savings objectives and bring value to FAA employees around the country.

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Lexmark won a five-year contract with The Children’s Hospital at Westmead, a leading pediatric hospital in Australia. Lexmark’s solutions will improve workflow for hospital staff, reducing complicated, multi-step processes to the touch of an icon, and allowing staff to quickly complete critical tasks such as patient admission and pharmacy requests. These solutions will help ensure accurate information is transmitted to help prevent errors and will also give staff more time to spend directly with patients.

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Lexmark won a three-year agreement to help Health First, an 850-bed health care network located in Central Florida, implement a world-class, proactive, fleet management solution. Once the implementation is completed, Lexmark will manage approximately 1,000 devices throughout Health First’s network.

Accolades for Lexmark’s products continue
Lexmark is continuing to garner industry recognition for its innovative new products, the introduction of which has been supported by its increased level of investment in research and development. Lexmark’s 2006 success in winning awards for its products is being featured in updated television advertising. The advertising highlights the fact that, last year, the top U.S. independent test labs awarded Lexmark more laser printer awards in its class than any other leading printer brand.

Among the recognition received during the fourth quarter, Lexmark received Fall Pick of the Year awards from Buyers Laboratory, Inc., for laser hardware and software solutions, including:
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Lexmark Document Distributor software, which helps customers reduce cost and increase productivity by intelligently routing electronic content captured from MFPs to network folders, e-mail, fax servers, databases and enterprise content management systems;

•	Most Outstanding Monochrome Multifunction Printer line; and
•	The Lexmark X642e, X646ef, X850e and X852e received individual awards in their respective workgroup MFP categories.

Lexmark also earned recognition for Best Hardware Solution across its line of products at CMP Media’s 2006 XChange Tech Innovator Conference.

Also during the quarter, PC Magazine named the new Lexmark C534dn color laser printer as an Editors’ Choice.

In addition, Lexmark’s new X5470 inkjet four-in-one was named as an International Consumer Electronics Show (CES) Innovations 2007 Design and Engineering Awards honoree in the Mobile/Home Office Category.

Full-year results
2006 revenue was $5.108 billion, down 2 percent compared to revenue of $5.222 billion in 2005. 2006 business segment revenue grew 3 percent, and consumer segment revenue declined 8 percent.

2006 operating income of $443 million includes $41 million for share-based compensation expenses resulting from the company’s adoption of SFAS 123R. Operating income would have been $568 million, excluding $135 million for restructuring-related charges and $10 million pension curtailment benefit for actions announced in January 2006. 2005 operating income was $534 million, or $544 million excluding 2005 workforce reduction charges.

2006 earnings per share were $3.27 and include $0.24 per share for share-based compensation expenses resulting from the company’s adoption of SFAS 123R. Excluding $0.85 per share restructuring-related charges and pension curtailment benefit for actions announced in January 2006, earnings per share would have been $4.12. 2005 earnings per share were $2.91. 2005 EPS would have been $3.37 excluding $0.06 per share workforce reduction charges and the net tax cost of $0.40 per share primarily resulting from the approval to repatriate $684 million during 2005 under the American Jobs Creation Act.

2006 net cash provided by operating activities was $671 million. Capital expenditures for the year were $202 million. Lexmark repurchased approximately 16.5 million shares of its stock during the year for $871 million.

Looking forward
In the first quarter of 2007, the company expects revenue to decline in the low- to mid-single digit percentage range year over year. It expects first-quarter 2007 EPS to be in the range of $0.90 to $1.00. This includes restructuring-related charges of approximately $0.03 per share. EPS excluding restructuring-related charges in the first quarter are expected to be in the range of $0.93 to $1.03. EPS in the first quarter of 2006 were $0.78, or $1.03 excluding $0.31 per share restructuring-related charges and $0.06 per share pension curtailment benefit.

Conference Call
The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EST). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations Web site at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 800-632-2975 (outside the U.S. by calling 973-935-8755) or the replay shortly afterward by calling 877-519-4471 (outside the U.S. by calling 973-341-3080) using access code 8309376. The telephone replay of the conference call will be available until 12 noon on Tuesday, Feb. 6, 2007.

Supplemental information slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations Web site prior to the live broadcast.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses and consumers in more than 150 countries with a broad range of printing and imaging products, solutions and services that help them to be more productive. In 2006, Lexmark reported $5.1 billion in revenue. Learn how Lexmark can help you get more done at www.lexmark.com.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties, including, but not limited to, increased investment to support product development and marketing, aggressive pricing from competitors and resellers, market acceptance of new products and pricing programs, financial failure or loss of business with a key customer, reseller or supplier, supplies consumption, management of the company’s and resellers’ inventory levels, market conditions, the impact of competitors’ products, unforeseen cost impacts including those as a result of new legislation, litigation or actions taken to maintain a competitive cost and expense structure, the ability and/or incremental expense to produce and deliver products to satisfy customer demand, production and supply difficulties including disruptions at important points of exit and entry and distribution centers, competition in aftermarket supplies, the outcome of pending and future litigation or governmental proceedings, intellectual property and other legal claims and expenses, changes in a country’s or region’s political or economic conditions, currency fluctuations, China’s revaluation of its currency, conflicts among sales channels, difficulties or delays in software and information systems implementations, and other risks described in the company's Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005

Revenue	$1,369.2	$1,365.3	$5,108.1	$5,221.5
Cost of revenue (1)	947.1	978.6	3,462.1	3,585.9
Gross profit	422.1	386.7	1,646.0	1,635.6

Research and development	96.7	83.9	370.5	336.4
Selling, general and administrative(1)	215.2	187.5	761.8	755.1
Restructuring and other, net (1)	6.9	1.5	71.2	10.4
Operating expense	318.8	272.9	1,203.5	1,101.9

Operating income	103.3	113.8	442.5	533.7

Interest (income) expense, net	(5.1)	(5.6)	(22.1)	(26.5)
Other expense (income), net	1.4	1.1	5.3	6.5

Earnings before income taxes	107.0	118.3	459.3	553.7

Provision for income taxes	17.1	36.0	120.9	197.4
Net earnings	$89.9	$82.3	$338.4	$356.3

Net earnings per share:
Basic	$0.92	$0.72	$3.29	$2.94
Diluted	$0.91	$0.71	$3.27	$2.91

Shares used in per share calculation:
Basic	97.9	114.9	102.8	121.0
Diluted	99.0	115.3	103.5	122.3

(1)
Amounts for the three months ended December 31, 2006, include the impact of $18.8 million of restructuring related charges and project costs.  Restructuring related charges of $1.9 million relating to accelerated depreciation on certain fixed assets were included in cost of revenue.   Project costs of $1.3 million and $8.7 million were included in cost of revenue and selling,  general and administrative expenses, respectively.

Amounts for the twelve months ended December 31, 2006, include the impact of $135.2 million of restructuring related charges and project costs.  Restructuring related charges of $40.0 million relating to accelerated depreciation on certain fixed assets were included in cost of revenue.  Project costs of $2.2 million and $11.9 million were included in cost of revenue and selling, general and administrative expenses, respectively.  A $9.9 million pension curtailment benefit was also included in restructuring and other, net.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(In Millions)
(Unaudited)

	December 31 2006	December 31 2005
ASSETS

Current assets:
Cash and cash equivalents	$144.6	$168.3
Marketable securities	406.3	720.5
Trade receivables, net	584.3	650.9
Inventories	457.8	409.2
Prepaid expenses and other current assets	237.0	220.7
Total current assets	1,830.0	2,169.6

Property, plant and equipment, net	846.8	832.2
Other assets	172.2	328.3
Total assets	$2,849.0	$3,330.1

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$600.3	$572.8
Accrued liabilities	723.7	660.9
Total current liabilities	1,324.0	1,233.7

Long-term debt	149.8	149.6
Other liabilities	340.0	518.1
Total liabilities	1,813.8	1,901.4

Stockholders' equity:
Common stock and capital in excess of par	828.4	833.7
Retained earnings	627.5	988.8
Treasury stock, net	(289.8)	(230.5)
Accumulated other comprehensive loss	(130.9)	(163.3)
Total stockholders' equity	1,035.2	1,428.7
Total liabilities and stockholders' equity	$2,849.0	$3,330.1

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

4Q06:		Earnings Per Share
GAAP		$0.91
Restructuring related charges		0.14
Non-GAAP		$1.05

4Q06:	Gross Profit Margin	Operating Expense to Revenue Ratio	Operating Income Margin
GAAP	30.8%	23.3%	7.5%
Restructuring related charges	0.3%	(1.2%)	1.4%
Non-GAAP	31.1%	22.1%	8.9%

		Operating Income
Full Year: (In Millions)		2006	2005
GAAP		$443	$534
Restructuring related charges		135	-
Pension curtailment benefit		(10)	-
Workforce reduction		-	10
Non-GAAP		$568	$544

		Earnings Per Share
Full Year:		2006	2005
GAAP		$3.27	$2.91
Restructuring related charges & pension curtailment benefit		0.85	-
Workforce reduction		-	0.06
Net tax cost (primarily repatriation under AJCA)		-	0.40
Non-GAAP		$4.12	$3.37

		Earnings Per Share
Guidance:		1Q07	1Q06
GAAP		$0.90 to $1.00	$0.78
Restructuring related charges		0.03	0.31
Pension curtailment benefit		-	(0.06)
Non-GAAP		$0.93 to $1.03	$1.03

Note: Management believes that presenting these measures is useful because they enhance shareholders' understanding of how management assesses the performance of the Company's businesses.  These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.